EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Bill Davis

Perficient, Inc.

(314) 995-8822

bill.davis@perficient.com

Perficient Acquires Houston-Based ZettaWorks

Deal Expected to be Accretive to Earnings Per Share Immediately

AUSTIN, Texas, December 20, 2004 —Perficient, Inc. (NASDAQ: PRFT), a leading business consulting and technology services firm in the central United States, today announced it has acquired ZettaWorks LLC, a Houston-based enterprise application integration (EAI) consulting firm with approximately $16 million in annual revenues. The transaction boosts Perficient’s annualized revenues to approximately $75 million, generated by 425 consulting, technology, sales and support professionals in 11 offices and client relationships with 380 Global 3000 companies. The acquisition is expected to be accretive to earnings per share immediately.

“This transaction makes Perficient the unrivaled enterprise application integration leader in the central United States,” said Jack McDonald, Perficient chairman and chief executive. “It also expands our footprint into Houston, the fourth largest city in the nation, and provides a strong platform for further growth in Texas and the Southwest,” he added. “Like Perficient, ZettaWorks has grown rapidly — from startup to $16 million in revenues in four years. With this acquisition, and our continued solid organic growth, our goal is to achieve a $100 million annual revenue run rate before the end of 2005, a full year ahead of our previously stated target.”

The acquisition of Zettaworks:

•                    Enhances Perficient’s ability to deliver best-of-breed enterprise application integration solutions to current and future clients by creating the leading EAI practice in the central US;

•                    Establishes a strong Texas platform for further south-central US expansion;

•                    Adds top-tier enterprise clients including BP America, Cingular, Mirant, Novartis, Telstra, Waste Management and many others;

•                    Adds proven management leadership and more than 105 consulting, technology, sales and support professionals including a significant number of business integration experts; and

•                    Increases the array of services and expertise Perficient can offer clients throughout its network.

 “We’re excited to be joining a firm with a reputation for excellence, a track record of strong growth and a proven methodology for integrating and assimilating acquired businesses smoothly,” said Tom Pash, ZettaWorks’ chief executive officer. “EAI continues to gain an increasing share of enterprise technology spending and joining Perficient provides tremendous opportunities to grow the collective business moving forward.”

ZettaWorks’ executive team will assume leadership roles at Perficient. Pash will serve as general manager of Perficient’s Houston office, reporting directly to Jeff Davis, Perficient’s president and chief operating officer.

The consideration paid in the transaction is approximately $10.7 million, and includes $2.9 million in cash and up to $7.8 million worth of Perficient common stock, based on the average closing price of the Company’s common stock for the three trading days immediately preceding the acquisition, subject to certain post-closing adjustments. ZettaWorks management will receive only stock and stock options in the transaction.  Perficient’s acquisition of Zettaworks has been structured as an asset purchase, which is

expected to give rise to substantial future cash tax benefits, estimated at a present value of $1.2 million.   DecisionPoint International served as an advisor to Perficient on the transaction.

The ZettaWorks transaction is the third acquisition this year by Perficient. Earlier this year, the company acquired Chicago-based Genisys Consulting and Cincinnati-based Meritage Technologies.

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About Perficient

Perficient is a leading business consulting and technology services firm in the central United States. Perficient delivers business-driven technology solutions that enable our clients to reach new markets and increase revenues, strengthen customer relationships, reduce operating costs, increase productivity and empower their employees.  Perficient is an award-winning “Premier Level” IBM business partner and a recognized expert in IBM’s WebSphere® software. Perficient’s partners include leading eBusiness technology and services providers including IBM, Tibco, Microsoft, Wily Technology, Adobe, ATG, Grumium and others. For more information about Perficient, which has more than 320 professionals in the Central US and Canada, please visit www.perficient.com. Recently. Perficient was named to the 2004 VARBusiness 500 and the 2004 Deloitte@Touche Fast 500 and Texas Fast 50 lists. IBM and WebSphere are trademarks of International Business Machines Corporation in the United States, other countries, or both.

About ZettaWorks

ZettaWorks is a leader in Complete Business Integration solutions, headquartered in Houston, Texas. ZettaWorks architects solutions that enable customers to build business channels, penetrate markets, transform processes, integrate initiatives, and improve communications. ZettaWorks’ core focus is to support corporations leveraging EAI, Business Process Management (BPM), and Business Activity Monitoring (BAM) to enhance business processes. ZettaWorks has developed Intellectual Property offerings currently available to customers, including Quick Start Rulebook.  Currently serving many Global 1000 companies, ZettaWorks’ customers span numerous industries, including energy, financial services, manufacturing, healthcare & biotechnology, communications, and retail. Zettaworks was named the sixth-largest IT services firm in Houston in 2004 and also was the recipient of a Houston Fast Tech 50 Award, co-sponsored by the Houston Business Journal and the Houston Technology Center.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that are subject to risk and uncertainties. These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management’s current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company’s growth, credit risks associated with the company’s accounts receivable, the company’s ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, and other risks detailed from time to time in the company’s filings with Securities and Exchange Commission, including the most recent Form 10-KSB and Form 10-QSB. The foregoing information concerning Perficient’s business outlook represents our outlook as of the date of this news release, and Perficient undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.